Exhibit 10.13

                               AGREEMENT ADDENDUM

This is an Addendum (this "Addendum") dated as of September 30, 1998, to the agreement (the "Agreement") dated as of October 24, 1997, between James P. Buren ("Buren") and Strategia Corporation ("Strategia").

                                  Recitals

A. Buren has resigned from Strategia's Board of Directors effective as of September 28, 1998.

B. Strategia and Buren wish to amend the Amendment to modify the terms on which Buren will continue to provide consulting services to Strategia following Buren's resignation as a director of Strategia.

C. Except as set forth in this Addendum, all terms of the Agreement shall remain in full force and effect.

In consideration of the terms and conditions and covenants set forth herein, Buren and Strategia agree that the Agreement shall be amended as follows:

A.  Section 3.b of the Agreement is amended to read in its entirety as follows:

        a. Availability. During the term of this Agreement, Buren agrees to be available to provide consulting services for up to 30 days on such projects as Strategia may request from time to time. For purposes of this Agreement, a "day" shall mean any calendar day in which Buren provides 4 or more hours of services.

B.  Section 3.b of the Agreement is amended to read in its entirety as follows:

        b. Compensation. In consideration of Buren's agreement to provide consulting services pursuant to section 3.a of the Agreement, Strategia shall pay Buren the compensation, which shall be payable on such dates, as are set forth below:


           Period             Compensation             Payment Date
9/1/1998 to 12/31/1998         $15,600                 October 31, 1998
1/1/1999 to 6/31/1999           18,200                 January 2, 1999
7/1/1999 to 12/31/1999          18,200                 July 2, 1999
1/1/2000 to 3/31/2000            9,800                 January 3, 2000


            (i) If Buren provides consulting services for more than 30 days during the term of this Agreement, Strategia will compensate Buren for such additional days of service at a mutually agreed upon rate.

            (ii) If Buren shall breach the Agreement by failing to provide services when and as required and in a professional and competent manner, and such breach is not cured within 15 days after Strategia has given Buren written notice specifying in detail the particulars of the breach, then Strategia shall have the right to terminate its obligation to make any further payments to Buren pursuant to this Section 3.b. If Buren shall dispute Strategia's determination regarding the above, the matter shall submitted to binding arbitration at which the burden of proof shall be on Strategia.

C. The fourth sentence of Section 3.c of the Agreement is amended to read in its entirety as follows:

     If Buren requests and Strategia consents, Buren may spread one day's worth of services over more than one day, but for purposes of Section 3.b, Buren will be treated as if the services were all performed on a single day.

D. The following shall be appended to Section 3.g and shall supercede any conflicting provision of that Section:

     During the Noncompete Period, Buren shall not directly or indirectly offer or provide employment (or an independent contractor position or similar engagement) to any person who, at any time within the twelve months prior to such offer or provision was an employee (or independent contractor or similar person) of Strategia or any of its subsidiaries or affiliates (a "Present or Recent Strategia Employee"), or otherwise encourage or entice any Present or Recent Strategia Employee to leave Strategia. During the Noncompete Period, Buren agrees to refrain from making any communication that, directly or indirectly, disparages or is otherwise critical of Strategia or any of its affiliates or any of their products, services, financial or technical status or ability, directors, employees, officers, agents, or any other aspect of any of the foregoing. The foregoing shall not in any way limit Buren from communicating directly to those individuals that are now on the Board of Directors of Strategia so long as such communication is specifically made in a manner that ensures it will reach only those individuals. If Buren shall in any way violate this Section 3.g, Strategia shall have no obligation to make any payments that would otherwise be due hereunder and may, in addition, pursue all other remedies available to it at equity and law. Buren acknowledges that any violation of this Section 3.g will cause immeasurable damages to Strategia and thus Strategia shall be entitled to injunctive relief restraining any breach or threatened breach of this Section 3.g.

IN WITNESS WHEREOF, and intending to be legally bound thereby, Buren and Strategia have executed the foregoing Addendum on the dates indicated.


                                        /s/ James P. Buren
                                        James P. Buren


                                        STRATEGIA

                                        By  /s/ Richard W. Smith
                                        Title:  President
                                        Date:  10/29/98